EXHIBIT 99.1

For Immediate Release
August 7, 2008

Amiworld Issues 2008 Revenue and Earnings Guidance

Company Estimates Q3 Revenues of $13 Million and Q4 Revenues of $24
Million with Estimated EPS of $0.04 and $0.10 Respectively

NEW YORK—(BUSINESS WIRE)—Amiworld, Inc. (OTCBB: AMWO), an international energy company engaged in the production and distribution of diversified fuel products and services with a focus on emerging global economies,  today released its revenue and earnings forecast for Q3 and Q4 2008. The forecast projects significant growth during Q3 and Q4, with estimated revenues of approximately $13 million and $24 million, respectively.  If these projections are reached, of which there can be no assurance, the Company forecasts Q3 and Q4 estimated earnings of $1 million and $2.3 million, which, based on the current issued and outstanding shares of 23.1 million, are estimated to result in $0.04 EPS for Q3 and EPS of $0.10 for Q4.  The Company, which began generating revenues in early 2007, generated aggregate revenues of $1.8 million in 2007 and incurred a loss of approximately $100,000 in 2007, resulting in an EPS of ($0.01) for the year.

This anticipated increase in revenues and profitability arises from the Company’s strategic plan and its commitment to the expansion of its Colombian biodiesel and refinery plants, which commenced in July 2008.  The increased capacity is expected to support the Company’s goal of greater market penetration in South America, Asia and the United States.

Amiworld previously reported revenues of $2.5 million during the initial calendar quarter of 2008 and anticipates revenues of approximately $3 million for the second quarter of 2008.  The Company anticipates reporting its second quarter results on or about August 14.

“While achieving these numbers is contingent on a number of factors, including market conditions and  our meeting current anticipated production levels, we are confident that through current and pending initiatives we can deliver this exceptional growth to the benefit of our shareholders” said Mamoru Saito, Chief Executive Officer of Amiworld,

Fueling this growth, Amiworld recently announced aggressive expansion plans for both of the Company’s Colombian refineries. The Company expects petroleum diesel production to triple to 100,000 Bpd by Q4 2008 and biodiesel production to rise at a similar pace to 108,000 tons per year by 2009, provided that there is no delay in the current expansion activities.

The Company’s goal is to be a major energy supplier in Colombia as well as a major exporter within South America, Asia and the United States. As the first facility certified by the Colombian Government, Amiworld intends to grow alongside that government’s mandate of being the leading supplier of biodiesel fuels on the South American continent.

About Amiworld, Inc.

Amiworld, Inc. is a high growth New York-based international energy company engaged in the production and distribution of alternative and traditional energy products and services.  With state-of-the-art refining and distribution facilities in Colombia, South America, the Company is capitalizing on the worldwide energy demand with diversified products and services including biodiesel, petroleum diesel, international oil trading and the shipping of oil and fuel products with a principal focus on economies in South America and Asia. With an overriding commitment of building shareholder value, Amiworld continuously evaluates opportunities to drive revenues and earnings growth organically and through strategic acquisitions.

Amiworld owns and operates the only government certified biodiesel plant in Colombia.  The Company is well positioned to capitalize on its unique government status as a result of the Colombian government’s aggressive biofuels initiatives mandating a 5% biodiesel mix by 2008 and 10% by 2009. With global biofuels demand projected to grow 20% annually to 92 million tons by 2011, Amiworld intends to significantly increase its market penetration in South America, Asia and the US.

For investor-specific information and resources, visit http://www.trilogy-capital.com/tcp/amwo.

To view current stock quotes and news, visit http://www.trilogy-capital.com/tcp/amwo/quote.html.

To read the Company’s Investor Fact Sheet, visit http://www.trilogy-capital.com/tcp/amwo/factsheet.html.

Forward-Looking Statements

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 -- With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. The actual future results of AMWO could differ significantly from those statements. Factors that could cause actual results to differ materially include risks and uncertainties such as the inability to finance the company's operations or expansion, inability to hire and retain qualified personnel, changes in the general economic climate, including rising interest rates and unanticipated events such as terrorist activities. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms, or other comparable terminology. These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the Company, or any other person, that such forward-looking statements will be achieved. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements. For further risk factors see the risk factors associated with our Company, review our SEC filings.

Contact:

Trilogy Capital Partners
Financial Communications:
Bob Beaty, Toll-free: 800-592-6067
info@trilogy-capital.com